FNCB REPORTS CASH DIVIDEND

The Board of Directors of First National Community Bancorp declared a second quarter dividend of 11 cents per share, payable June 13th to shareholders of record on June 2, 2008. The payment represents a 15% increase over the cash dividend paid in the second quarter of last year after adjusting for the 25% stock dividend paid December 27, 2007. The increase was made possible by the continued growth of the company and the improved earnings recorded over the past twelve months.

The company’s subsidiary, First National Community Bank, conducts business from twenty offices located throughout Lackawanna, Luzerne, Monroe and Wayne counties.